Exhibit 99.1

INTERNATIONAL SHIPHOLDING CORPORATION REPORTS FIRST QUARTER 2010 RESULTS

DECLARES FIRST QUARTER DIVIDEND OF $0.375 PER SHARE

Mobile, Alabama, April 28, 2010 - International Shipholding Corporation (NYSE: ISH) today announced the financial results for the quarter ended March 31, 2010.

First Quarter 2010 Highlights

•	Generated net income of $10.6 million for the quarter ended March 31, 2010
•	Continued to strengthen balance sheet
•	Earnings Per Share of $1.44

Net Income
The Company reported net income of $10.6 million for the three months ended March 31, 2010.  For the comparable three months ended March 31, 2009, the Company reported net income of $9.5 million.

Mr. Niels M. Johnsen, chairman and chief executive officer, commented: “We had a strong start to 2010. Given continued challenging times for the shipping industry, our focus on a diversified portfolio of medium to long-term contracts has proven to be a sound strategy, allowing us to once again achieve solid operating results.

Mr. Johnsen continued: “As we have demonstrated through our transactions over the past six months, our goal is to continue to grow and diversify our fleet portfolio. During the first quarter, we strengthened our balance sheet, which provides us with financial flexibility to pursue growth opportunities in 2010.”

Operating income
Operating income for the three months ended March 31, 2010 was $8.3 million as compared to $8.6 million for the comparable period in 2009.  The Company’s Time Charter segment results were slightly lower compared to the first quarter of 2009, primarily due to lower supplemental cargo volumes.  While lower on a comparable quarter-to-quarter basis, the current 2010 supplemental cargo results exceed historical averages.  Offsetting the lower supplemental cargo volumes were the improved results of the Company’s U. S. Flag Coal Carrier, which, as a result of a contract extension, extended its economic life, reducing its annual depreciation.  The results for the Contract of Affreightment segment were lower compared to the prior-year period due to the scheduled reduction in the contracted freight rates that took effect in the fourth quarter of 2009.  The results for the Company’s Rail Ferry segment declined marginally from the first quarter of 2009 due to the lower volume of its northbound cargo.

Administrative and General Expense
Administrative and general expenses decreased by 4%.  Expenditures for the first quarter of 2010 include a $450,000 charge associated with the amortization of the 2010 performance-based stock grants provided to senior management.  Excluding this non-cash charge, the decrease from the prior year comparable quarter is 11%.

Interest Expense
Interest expense for the three months ended March 31, 2010 increased from the comparable period in 2009.  This increase is directly attributable to the additional debt associated with the two vessels placed to support our Indonesian service, partially offset by otherwise scheduled principal reduction.  Income from the subsequent sale and financing of the aforementioned Indonesian vessels is reflected as “Other Income from Vessel Financing”.

Federal Income Tax Benefit
The Company’s total income tax benefit for the first quarter of 2010 was $612,000 compared to a benefit of $1.6 million for the comparable period 2009.  The reduced benefit was primarily attributable to the improved results of the Company’s U.S. Flag Coal Carrier and a provision on the dividends received from the Company’s investment in its unconsolidated entity owning Bulk Carriers.  Prior period dividends and earnings were not subject to United States income tax in prior years under an expired federal tax provision.

Unconsolidated Entities
In the first quarter of 2010, the results from the Company’s unconsolidated entities increased from the first quarter of 2009 as a result of the $1.4 million gain associated with the sale of its one remaining Panamax Bulk Carrier.

Dividend Declaration
The Company’s Board of Directors authorized the payment of a $0.375 dividend for each share of common stock owned on the record date of May 17, 2010, payable on June 1, 2010. The Company intends to continue to declare quarterly dividends. All future dividend declarations and amounts remain subject to the discretion of International Shipholding Corporation’s Board of Directors.

About International Shipholding

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U. S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts. www.intship.com

Caution concerning forward-looking statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to ISH’s Annual Report on form 10-K for the year ended December 31, 2009 as well as its future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which ISH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove materially incorrect, any forward-looking statements made on that basis may also prove to be materially incorrect. ISH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

The IGB Group
Lev Janashvili
(212) 227-7098
ljanashvili@igbir.com

David Burke
(646) 673-9701
dburke@igbir.com

International Shipholding Corporation
Niels M. Johnsen, Chairman (212) 943-4141
Erik L. Johnsen, President (251) 243-9221

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(All Amounts in Thousands Except Share Data)
(Unaudited)
	Three Months ended March 31,
	2010	2009
Revenues	$72,914	$98,078

Operating Expenses:
Voyage Expenses	54,943	78,081
Vessel and Barge Depreciation	3,764	5,169

Gross Voyage Profit	14,207	14,828

Administrative and General Expenses	6,019	6,270
Gain on Sale of Other Assets	(121)	-

Operating Income	8,309	8,558

Interest and Other:
Interest Expense	1,599	1,468
Other Income from Vessel Financing	(604)	-
Investment (Income) Loss	(179)	191
	816	1,659
Income from Continuing Operations Before (Benefit)
Provision for Income Taxes and Equity in Net Income
of Unconsolidated Entities	7,493	6,899

(Benefit) Provision for Income Taxes:
Current	170	153
Deferred	(765)	(1,817)
State	(17)	49
	(612)	(1,615)
Equity in Net Income of Unconsolidated
Entities (Net of Applicable Taxes)	2,463	961

Net Income	$10,568	$9,475

Net Income Available to Common Stockholders	$10,568	$9,475

Basic and Diluted Earnings Per Common Share:
Net Income Available to Common Stockholders
Continuing Operations	$1.46	$1.31
	$1.46	$1.31
Net Income Available to Common Stockholders - Diluted
Continuing Operations	$1.44	$1.31
	$1.44	$1.31
Weighted Average Shares of Common Stock Outstanding:
Basic	7,249,198	7,213,070
Diluted	7,321,198	7,226,477

Dividends Per Share	$0.50	$0.50